Exhibit 99.1

MULTIMEDIA GAMES, INC. For more information contact: Ginny Shanks Chief Marketing Officer Multimedia Games, Inc. 512-334-7500	PRESS RELEASE Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES REPORTS FISCAL 2010 THIRD QUARTER REVENUE
OF $29.1 MILLION AND DILUTED EARNINGS PER SHARE OF $0.01, INCLUSIVE OF $0.09 PER
DILUTED SHARE INCOME TAX BENEFIT

- Cash on Hand Rises to $30.8 Million at June 30, 2010 -

- Total Debt, Net of Cash, of $29 Million Represents a $9 Million Quarterly Sequential Decline -

AUSTIN, Texas, August 5, 2010 – Multimedia Games, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2010 third quarter ended June 30, 2010, as summarized below:

Summary of 2010 Q3 Results
(In millions, except per share and unit data)
	Three Months Ended June 30,
	2010	2009
Revenue	$29.1	$32.1
EBITDA (1)	$12.3	$16.0
Net income (loss) (2)	$0.4	$(1.2)
Diluted earnings (loss) per share(2)	$0.01	$(0.04)

New units sold (Multimedia Games’ proprietary units)	128	—

Average participation installed units(3):
Domestic	8,284	11,240
International (4)	5,036	5,660
Quarter-end participation installed units (3):
Domestic	8,689	11,222
International (4)	5,093	5,979

(1)
EBITDA is defined as earnings (loss) before net interest expense, income taxes, depreciation, amortization, and accretion of contract rights.  A reconciliation of EBITDA to net income (loss), the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)
Net income and Diluted earnings per share for the three months ended June 30, 2010 include a net benefit of $2.2 million, or $0.08 per diluted share, reflecting a benefit to income taxes of $2.6 million, or $0.09 per diluted share, offset in part by a one-time charge of approximately $0.4 million, or $0.01 per diluted share, related to the Company's amended credit agreement, details of which are provided on page 2.

(3)
Multimedia Games’ average and quarter-end participation installed base at June 30, 2010 reflects the closure in 2010 of three Alabama charity bingo facilities where the Company had placed units during the year ago period.  As of June 30, 2010, the Company had 475 units installed and in operation at one charity bingo facility in the state compared with 2,280 units installed and in operation at three facilities as of June 30, 2009.

(4)
International participation installed units primarily reflect placements in Mexico.  For the three-month period ended June 30, 2009, the International participation average and quarter end installed units also included 252 units in Malta, which were removed in late fiscal 2009.

Patrick Ramsey, Interim Chief Executive Officer, commented, “Over the last two years, Multimedia Games has developed and implemented a focused set of key operating initiatives.  As a result of our execution on these initiatives, the Company has generated consistent cash flow, strengthened our balance sheet and efficiently developed new, entertaining games for Class II and Class III markets while simultaneously building the foundation for diversification of our markets and revenue model.  Multimedia Games’ fiscal 2010 third quarter operating and financial results demonstrate that we continue to make progress on all of our operating initiatives.

“The fiscal 2010 third quarter represented the sixth consecutive quarter Multimedia Games increased its cash position and marked another period in which we reduced total net debt.  As a result of our new product development and marketing strategies, in fiscal 2010 year to date, Multimedia Games has sold 621 proprietary new units and we continue to see positive results with multiple field trials of our games in several markets.  In addition, Multimedia Games is making progress with our new market licensing initiative.  We recently received our first ever major commercial casino market licenses in Mississippi and Louisiana.”

Summary of Fiscal 2010 Third Quarter Operating Results
Multimedia Games reported fiscal 2010 third quarter revenue of $29.1 million compared with revenue of $32.1 million in the fiscal 2009 third quarter.  Fiscal 2010 third quarter revenue includes approximately $23.8 million from gaming operations and approximately $4.9 million in revenue from gaming equipment and system sales compared with $27.4 million in revenue from gaming operations and $3.8 million from gaming equipment and system sales in the year-ago period.  Approximately $3.2 million in revenue for gaming equipment and system sales in the fiscal 2009 third quarter reflects the recognition of deferred revenue related to the sale of gaming units, a player tracking system and licenses in the State of Washington in fiscal 2008.  Other revenue, consisting primarily of service revenue, was approximately $0.3 million in the fiscal 2010 third quarter compared to $0.9 million in the fiscal 2009 third quarter.

The 13.1% year-over-year decline in gaming operations revenues was attributable, in part, to the loss of approximately $1.7 million of gaming operations revenues related to the sale of third-party units that were previously included in the Oklahoma gaming operations installed base.  In addition, the year-over-year decline reflects continuing legal and regulatory action in Alabama, which has resulted in the closure of all but one of the state’s electronic charity bingo facilities.  While this facility currently remains open and operating, the Supreme Court of Alabama recently voided the temporary restraining order that prohibited enforcement action against the facility.  Revenue from the Alabama market in the fiscal 2010 third quarter was approximately $0.9 million compared to $2.1 million in the prior year period.

Fiscal 2010 third quarter net income and earnings per share reflect an income tax benefit of $2.6 million, or $0.09 per diluted share, pursuant to a change in the Company's calculation of depreciation expense for tax purposes related to acquired third party game licenses which are utilized in its rental pool.  Internal Revenue Service guidelines allowed for a cumulative catch up adjustment for this item, which benefited the June 2010 quarter income tax expense.  This benefit was partially offset by a one-time, pre-tax charge of approximately $0.4 million, or $0.01 per diluted share, related to the Company’s amended credit agreement, which amended certain key covenants and reduced the Company’s borrowing capacity.  The one-time charge was related to the reduction of pre-paid banking fees as a result of the reduction in borrowing capacity.

Continuing to Improve Balance Sheet and Liquidity
Outstanding borrowings declined 28%, or approximately $23.3 million, from the year ago period to $59.8 million as of June 30, 2010.  As of June 30, 2010 the Company’s cash balance was $30.8 million, or approximately $1.13 per diluted share, as compared to approximately $9 million as of June 30, 2009. Total net debt as of June 30, 2010 declined year over year by approximately $44.6 million, or 61%, to approximately $29 million as compared to total net debt of approximately $73.6 million as of June 30, 2009.  Not included in the calculation of total net debt is $41.7 million and 59.4 million in notes receivable from a customer in Oklahoma as of June 30, 2010 and June 30, 2009, respectively.

The Company generated $6.6 million in free cash flow in the fiscal 2010 third quarter compared to free cash flow of $15.1 million in the year ago period.  In addition, total cash generation in the fiscal 2010 third quarter was $9.3 million compared to $13.1 million a year ago.  In the 2010 fiscal year to date, Multimedia Games has generated $25.3 million in free cash flow and $32.8 million in total cash compared to $(0.1) million and $6.4 million in the first nine months of fiscal 2009.  (Definitions of “free cash flow” and “cash generation” are provided on page 4 of this press release).

Adam Chibib, Chief Financial Officer, commented, “Multimedia Games’ consistency in generating free cash flow and our prudent approach to deploying capital have been important drivers in our ability to strengthen our balance sheet.  Our cash balance has grown to over $30 million, providing us with increased financial flexibility to pursue our strategic initiatives.”

Unit Sales and New Market Licensing Efforts
Multimedia Games sold 128 new proprietary units in the fiscal 2010 third quarter, compared to no similar sales in the year ago period, and has sold a total of 621 proprietary units in the fiscal 2010 year to date.  The majority of the new units were sold to customers in Washington State where the Company has successfully introduced new, engaging video-reel slot titles over the last several quarters, which have driven an increase in floor share.  Gross margins for the Company’s new unit sales in the fiscal 2010 third quarter were approximately 56%.

Multimedia Games’ second community game, Slot Car Speedway®, debuted on casino floors in both Oklahoma and California late in the fiscal 2010 third quarter and has generated solid early performance results to date.  The Company expects to begin its first field trial for its next generation slot tournament system, TournEvent™, later this month.

In June 2010, the Louisiana Gaming Control Board granted Multimedia Games a gaming manufacturer and supplier license.  This license permits Multimedia Games to sell its Class III gaming machines into the Louisiana market, a major market of approximately 22,000 games, and represents the Company’s second license from a major commercial casino jurisdiction.  As of June 30, 2010, the Company had 83 total gaming licenses (of which 31 have been obtained over the last 12 months) compared to 46 at the beginning of fiscal 2009, with an additional 11 licenses currently under review by regulatory agencies, including the largest commercial casino market, the State of Nevada.

“Progress with our new product development, proprietary unit sales and new market licensing initiatives continues at a steady pace,” said Ramsey.  “We are pleased with the reaction to our products from customers across a number of markets and believe that additional new products that are nearing commercialization will complement our product portfolio and provide additional leverage to our sales efforts.  We intend to begin our first field trials for proprietary video and mechanical reel games in both Louisiana and Mississippi later in our fiscal 2010 fourth quarter and expect to generate our first sales in these markets following the conclusion of field trials in the first half of fiscal 2011.

“In addition, we recently entered into an agreement with our largest customer in Mexico, pursuant to which we will remain a major provider of electronic gaming equipment at their properties, and we are moving forward with plans to convert a portion of our currently installed electronic bingo units at these facilities to new Class III proprietary games.”

Mr. Ramsey concluded, “The strategic plan implemented in late fiscal 2008 established a roadmap to enable Multimedia Games to strengthen our financial foundation, develop opportunities for new revenue channels and build shareholder value.  With our solid cash position, improved balance sheet, the development of new products, and new market opportunities, we continue to demonstrate progress on this plan and remain focused on the further execution of our strategic priorities.”

Additional Third Quarter Financial Review
Selling, general and administrative (“SG&A”) expenses for the fiscal 2010 third quarter declined 4%, or $0.6 million, year over year to approximately $14.7 million and represented approximately 51% of revenues in the period.  Fiscal 2010 and 2009 third quarter SG&A included non-cash stock compensation costs of $0.2 million and $0.4 million, respectively.

Depreciation and amortization expense was $12.8 million in the quarter ended June 30, 2010 compared with $15.6 million in the year ago period.  Income tax benefit for the fiscal 2010 third quarter was $2.6 million compared to $0.3 million in the prior year period.  The benefit in the fiscal 2010 third quarter was primarily the result of a change in the Company’s method for calculating depreciation expense for tax purposes, as described above.

Net capital expenditures in the fiscal 2010 third quarter were approximately $9.7 million compared to net cap-ex of approximately $9.8 million in the year ago period.  For the first nine months of fiscal 2010, net cap-ex was $23.9 million compared to $36.3 million in the prior year period.  Net capital expenditures is defined as capital expenditures, less cap-ex transferred into inventory and sold during the period.

Process to Evaluate Strategic Alternatives
As announced on March 15, 2010, Multimedia Games’ Board of Directors is undertaking a process to evaluate the Company’s strategic alternatives to enhance shareholder value and has established a Special Committee to manage that process.  No timetable has been set for completion of this evaluation process, and there can be no assurance that any transaction will result.  The Company does not intend to comment further on the evaluation process until it is complete.

Definitions of “cash generation” and “free cash flow”
Multimedia Games’ management tracks cash generation (which is cash flow from operating activities plus cash flows from investing activities) as well as free cash flow (cash flow from operating activities less net capital expenditures) as relevant measures of the Company’s performance.  Cash generation helps assess the performance of operations, manufacturing investments and includes the amounts received and paid for the Company’s development agreements.  Cash generation is a more comprehensive internal metric and more representative of the Company’s ability to pay down debt.  Free cash flow helps measure the efficiency of the Company’s capital expenditures.

2010 Third Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, August 5, 2010, beginning at 9:00 a.m. ET (8:00 a.m. CT).  Both the call and the webcast are open to the general public.  The conference call number is 720-545-0001 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location at http://ir.multimediagames.com/events.cfm.

About Multimedia Games
Gaming technology developer and distributor, Multimedia Games, is a creator and supplier of comprehensive systems, content and electronic gaming units for Class III and Class II Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Multimedia Games’ revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  Multimedia Games is focused on pursuing market expansion and new product development for both Class II and Class III markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words "believe", “will”, “expect”, “plan”, “begin”, “implement”, “continue”, “intend”, “pursue”, “progress”, “improve”, “achieve”, “focus”, “further”, “see”, “increase”, “make”, “move,” “demonstrate”, “remain”, “execute”, “undertake”, “evaluate”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  These forward-looking statements include, but are not limited to, references to: future actions; new projects; new products and platforms; new developments; new strategies; new licensing approvals; new markets; new marketing, sales and/or promotional plans; new regulatory, compliance, and licensing initiatives; customer satisfaction; ongoing negotiations to secure favorable terms with new and existing customers; ability to offer products to customers on a “for sale” basis; cash management and financial discipline; and improved future performance, outcomes of contingencies and future financial results of either Multimedia Games or its customers.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’ performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to: (i) failure to successfully execute our strategic road map, operating plan, product or sales initiatives, diversify our business model, as anticipated, or successfully evaluate strategic alternatives, and/or the outcomes of these initiatives may differ materially from their stated objectives; (ii) the adoption of a new business model and initiatives may adversely impact longer-term revenue from our existing business model and we may not be able to effectively reduce our reliance on third party products; (iii) the Company’s ability to comply with the terms, conditions, and covenants of its credit facility or improve our financial, fiscal and operating discipline; (iv) the adverse effects of local, national, and/or international economic, credit and capital market conditions on the economy in general, including, but not limited to, the gaming and tribal gaming industries in particular; (v) unfavorable changes in laws, regulatory requirements or enforcement actions – either ongoing or unanticipated – against us, our games or customers, and/or adverse decisions by courts, customers, regulators and/or governmental bodies, in Alabama or otherwise, including any lawsuit related thereto; (vi) delay or prevention of our entry into new Class III and commercial markets, including but not limited to the Nevada market, as well as Class II markets, due to the inability of Multimedia Games or its key employees to secure or maintain required licenses or approvals, or the inability to meet technical requirements, or other issues; (vii) unfavorable changes in the preferences of our customers or their end users resulting in the removal of our games; (viii) software or hardware malfunction or fraudulent manipulation thereof; (ix) inability to successfully introduce new and existing games, products, platforms and/or systems into new and existing markets; (x) failure to expand, or continue to expand, our installed base in certain markets, including the Oklahoma and Mexico market, or the failure to achieve improved performance of our games; (xi) failure to secure favorable outcomes in litigation or regulatory proceedings; (xii) the failure to attract and/or retain key employees; (xiii) the failure to successfully implement a strategic review process and/or such strategic review process may distract management from focusing on the operating plan, which may result in the loss of new business opportunities.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections of Multimedia Games’ Annual Report on Form 10-K and elsewhere in Multimedia Games’ filings with the Securities and Exchange Commission.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.

Multimedia Games expressly disclaims any implied operating results based on the historical data presented in this release or any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2010 and September 30, 2009
(In thousands, except share and per-share amounts)
(Unaudited)

	June 30,	September 30,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,814	$12,455
Accounts receivable, net of allowance for doubtful accounts of $2,945 and $3,676, respectively	11,099	13,424
Inventory	4,967	5,742
Deferred contract costs, net	-	1,826
Prepaid expenses and other	2,311	2,806
Current portion of notes receivable, net	13,419	15,780
Federal and state income tax receivable	5,930	6,246
Deferred income taxes	-	1,138
Total current assets	68,540	59,417
Restricted cash and long-term investments	737	804
Property and equipment and leased gaming equipment, net	55,505	69,050
Long-term portion of notes receivable, net	27,617	40,124
Intangible assets, net	30,943	33,361
Value added tax receivable	6,997	7,516
Other assets	2,285	2,379
Deferred income taxes	-	2,969
Total assets	$192,624	$215,620
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$750	$750
Accounts payable and accrued expenses	26,025	27,626
Deferred revenue	2,619	2,341
Total current liabilities	29,394	30,717
Revolving line of credit	15,000	15,000
Long-term debt, less current portion	44,063	59,250
Other long-term liabilities	737	789
Deferred revenue, less current portion	2,272	2,409
Total liabilities	91,466	108,165
Commitments and contingencies
Stockholders’ equity:
Preferred stock:	—	—
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 33,348,687 and 33,121,337 shares issued, and 27,445,270 and 27,217,920 shares outstanding, respectively	334	331
Additional paid-in capital	88,766	86,317
Treasury stock, 5,903,417 common shares at cost	(50,128)	(50,128)
Retained earnings	63,437	72,803
Accumulated other comprehensive loss, net	(1,251)	(1,868)
Total stockholders’ equity	101,158	107,455
Total liabilities and stockholders’ equity	$192,624	$215,620

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2010 and 2009
(In thousands, except per-share amounts)
(Unaudited)

	Three Months Ended June 30,
	2010	2009
REVENUES:
Gaming operations	$23,810	$27,407
Gaming equipment and system sales	4,935	3,786
Other	331	936
Total revenues	29,076	32,129

OPERATING COSTS AND EXPENSES:
Cost of revenues(1)	3,302	2,137
Selling, general and administrative expenses	14,703	15,326
Write-off, reserve, impairment and settlement charges	381	299
Amortization and depreciation	12,760	15,581
Total operating costs and expenses	31,146	33,343
Operating loss	(2,070)	(1,214)

OTHER INCOME (EXPENSE):
Interest income	830	1,156
Interest expense	(1,012)	(1,390)
Loss before income taxes	(2,252)	(1,448)
Income tax benefit	2,612	288
Net income (loss)	$360	$(1,160)
Basic earnings (loss) per common share	$0.01	$(0.04)
Diluted earnings (loss) per common share	$0.01	$(0.04)
Shares used in earnings (loss) per common share:
Basic	27,437	26,693
Diluted	27,962	26,693

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended June 30, 2010 and 2009
(In thousands, except per-share amounts)
(Unaudited)

	Nine Months Ended June 30,
	2010	2009
REVENUES:
Gaming operations	$69,648	$82,636
Gaming equipment and system sales	16,354	9,907
Other	1,477	2,032
Total revenues	87,479	94,575

OPERATING COSTS AND EXPENSES:
Cost of revenues(1)	9,139	6,311
Selling, general and administrative expenses	43,493	46,091
Write-off, reserve, impairment and settlement charges	3,896	10,271
Amortization and depreciation	39,984	46,085
Total operating costs and expenses	96,512	108,758
Operating loss	(9,033)	(14,183)

OTHER INCOME (EXPENSE):
Interest income	2,798	3,692
Interest expense	(3,462)	(5,416)
Other income	-	74
Loss before income taxes	(9,697)	(15,833)
Income tax benefit	331	5,355
Net loss	$(9,366)	$(10,478)
Basic and diluted loss per common share	$(0.34)	$(0.39)
Shares used in loss per common share:
Basic and diluted	27,340	26,653

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine-Months Ended June 30, 2010 and 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net loss	$(9,366)	$(10,478)
Adjustments to reconcile net loss to cash provided by operating activities:
Amortization	2,555	3,763
Depreciation	37,429	42,322
Accretion of contract rights	5,053	4,500
Adjustments to long-lived assets	704	1,316
Deferred income taxes	4,107	(1,879)
Share-based compensation	1,452	1,487
Provision for doubtful accounts	2,914	920
Interest income from imputed interest	(2,528)	(3,313)
Changes in operating assets and liabilities:
Accounts receivable	2,124	(1,151)
Inventory	1,028	(555)
Deferred contract costs	1,826	(1,144)
Prepaid expenses and other	329	(385)
Federal and state income tax receivable	316	(1,900)
Notes receivable	1,679	1,176
Accounts payable and accrued expenses	(571)	2,547
Other long-term liabilities	15	(210)
Deferred revenue	141	(860)
NET CASH PROVIDED BY OPERATING ACTIVITIES	49,207	36,156
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(28,521)	(37,118)
Transfer of leased gaming equipment to inventory	4,573	846
Acquisition of intangible assets	(2,612)	(2,266)
Advances under development agreements	(3,040)	(7,000)
Repayments under development agreements	13,233	15,766
NET CASH USED IN INVESTING ACTIVITIES	(16,367)	(29,772)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	1,000	378
Principal payments of long-term debt	(15,187)	(925)
Proceeds from revolving lines of credit	15,000	10,000
Payments on revolving lines of credit	(15,000)	(13,000)
NET CASH USED IN FINANCING ACTIVITIES	(14,187)	(3,547)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(294)	312
Net increase in cash and cash equivalents	18,359	3,149
Cash and cash equivalents, beginning of period	12,455	6,289
Cash and cash equivalents, end of period	$30,814	$9,438

Reconciliation of U.S. GAAP Net income (loss) to EBITDA and Adjusted EBITDA:
EBITDA is defined as earnings (loss) before net interest expense, taxes, amortization, depreciation, and accretion of contract rights.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia Games believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia Games’ past financial performance, and provides useful information to the investor because of its historical use by Multimedia Games as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance.  However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia Games’ operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure, net loss, follows:

Reconciliation of U.S. GAAP Net income (loss) to EBITDA:
	For the Three Months Ended June 30,
	2010	2009
	(in thousands)
Net income (loss)	$360	$(1,160)
Add back:
Amortization and depreciation	12,760	15,581
Accretion of contract rights(1)	1,575	1,588
Interest expense, net	182	234
Income tax benefit	(2,612)	(288)
EBITDA	$12,265	$15,955

Calculation of Trailing Twelve Months Adjusted EBITDA
through June 30, 2010 as Defined in Credit Agreement
(in thousands)
Net loss	$(43,666)
Add back:
Amortization and depreciation	54,914
Accretion of contract rights(1)	6,803
Interest expense, net	806
Income tax expense	19,022
EBITDA	37,879
Add back:
Other(2)	15,748
Adjusted EBITDA(3)	$53,627

(1)
“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded as a reduction to revenues in the Consolidated Statements of Operations.

(2)	“Other” includes interest income, stock-based compensation and certain non-cash charges, not to exceed $10 million, incurred in the previous twelve-month period.

(3)
Adjusted EBITDA represents the calculation of EBITDA, as defined in Multimedia Games’ amended credit agreement, as amended, solely for the purpose of calculating certain covenants within the Company’s credit agreement.

As previously reported on the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 7, 2010, commencing June 30, 2010, the Company modified its calculation of Adjusted EBITDA as a result of an amendment to its credit agreement.  Adjusted EBITDA is presented and reconciled to EBITDA and Net Income/Loss and Adjusted EBITDA continues to be the basis for which compliance with a number of covenants are determined, including certain ratios.

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